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                                                                      EXHIBIT 23

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' CONSENT

The Board of Directors
HEI, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 33-33322, 33-46928, 33-46929 and 333-49489) on Form S-8 of HEI, Inc. of
our reports dated October 5, 2001, relating to the consolidated balance sheets of HEI, Inc. and subsidiaries, as of August 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 2001 and the related financial statement schedule, which reports appear in the August 31, 2001 annual report on Form 10-K of HEI, Inc.


                                    KPMG LLP


Minneapolis, Minnesota
December 4, 2001